Exhibit 99.1

For Immediate Release

Mediacom Communications Reports Results for First Quarter 2005

Middletown, NY – May 6, 2005 – MEDIACOM COMMUNICATIONS CORPORATION (Nasdaq: MCCC) today reported its results for the three months ended March 31, 2005. The Company will hold a teleconference to discuss its first quarter 2005 results today at 10:30 a.m. Eastern Time. A live broadcast of the Company’s teleconference can be accessed through the Company web site at www.mediacomcc.com.

First Quarter 2005 Financial Highlights

First quarter 2005 highlights were as follows:

•	Revenue of $266.2 million, an increase of 1.1% over Q1 2004

•	Operating income before depreciation and amortization (“OIBDA”) of $99.0 million, a decrease of 5.1% over Q1 2004

•	Capital expenditures of $54.8 million

•	Total revenue generating units (“RGUs”) of 2,298,000, an increase of 77,000 during the quarter, including:

•	Basic subscriber gains of 3,000

•	Digital customer gains of 34,000

•	Data customer gains of 40,000

“RGU growth this quarter was record-setting and a remarkable turnaround from our performance last year,” said Rocco B. Commisso, Mediacom’s Chairman and CEO. “In fact, our RGU additions in the first quarter were greater than in the past eight quarters combined. Digital and data customer gains represented the highest quarterly additions in our Company’s history. And, for the first time in more than two years, we grew basic subscribers sequentially.”

“Our performance this quarter validates our product, marketing and investing strategies, despite the unfavorable year-over-year comparisons of financial results driven by basic subscriber losses in 2004 and delayed basic rate increases this year. Our improved, more compelling video product, combined with enhanced marketing incentives across all of our services, has attracted strong customer demand. With telephony launching in the near term, we are excited about the opportunity it gives us to deliver the triple-play of video, data and voice. And while higher connect levels have increased capital expenditures and lowered near-term free cash flow, we are pleased with the results of our investment decisions which, we believe, will best enhance the long-term value of our business,” Mr. Commisso concluded.

Mediacom Communications Corporation
100 Crystal Run Road · Middletown, NY 10941 · 845-695-2600 · Fax 845-695-2639

Three Months Ended March 31, 2005 Compared to Three Months Ended March 31, 2004

For the first quarter of 2005, revenues were $266.2 million, an increase of 1.1% over the comparable 2004 period.

•	Video revenues decreased 2.9%, as a result of a decline in basic subscribers from 1,533,000 to 1,461,000, partially offset by basic rate increases. Digital customers, at 430,000, were up compared to 372,000 a year ago. Average monthly video revenue per basic subscriber increased 2.3% from the first quarter of 2004 to $47.91. Sequentially, basic subscribers increased by 3,000, while digital customers rose by 34,000.

•	Data revenues rose 22.4% due primarily to an increase in data customers from 302,000 to 407,000. Average monthly data revenue per data customer decreased 7.9% from the first quarter of 2004 due primarily to the growth of lower-priced, slower speed data customers. Sequentially, data customers grew by 40,000.

•	Advertising revenues increased 7.1%, as a result of stronger local and national advertising in certain markets with larger, nationally-based companies, offset in part by a decline in political advertising.

Service costs increased 4.9% over the prior year period, primarily due to: (i) increased programming costs caused by higher unit costs and lower launch support received from programming suppliers, significantly offset by basic video subscriber losses; (ii) higher field operating costs due to the greater use of outside contractors to service higher levels of customer activity; (iii) increased data costs from servicing the growth in data customers; and (iv) greater employee costs caused by increased overtime and commissions related to higher levels of customer activity.

Selling, general and administrative expenses increased 5.2%, primarily due to: (i) higher marketing costs as a result of increased costs associated with contracted direct sales personnel and advertising campaigns to support greater sales activity; (ii) increased employee costs due to higher compensation and benefit costs; and (iii) greater office costs as a result of higher telephone costs related to the greater call volumes and the use of contracted call center services. This increase in selling, general and administration expenses was partially offset by a significant decrease in bad debt expense.

Corporate expenses increased 7.8%, primarily due to higher employee compensation and, to a lesser extent, higher professional service fees.

Depreciation and amortization increased 2.3%, primarily due to increased depreciation for ongoing investments to continue the rollout of products and services such as video-on-demand, high-definition TV, digital video recorders and high-speed data.

Interest expense, net, increased 8.7%, primarily due to higher market interest rates on variable rate debt. This increase was offset in part by lower average indebtedness for the three months ended March 31, 2005.

As a result of the quarterly mark-to-market valuation of the Company’s interest rate exchange agreements, the Company recorded a net pre-tax gain on derivatives amounting to $8.1 million for the three months ended March 31, 2005, as compared to a net pre-tax loss on derivatives of $7.6 million for the three months ended March 31, 2004.

As a result of the factors described above, the Company generated a net loss for the three months ended March 31, 2005 of $0.8 million, as compared to a net loss of $5.7 million for the three months ended March 31, 2004.

Liquidity and Capital Resources

The Company has included in Attachment 3 the Condensed Statements of Cash Flows for the three months ended March 31, 2005 and 2004 in order to provide more detail regarding the liquidity and capital resources discussion below.

Significant sources of cash for the three months ended March 31, 2005 consisted of the following:

•	Generation of net cash flows from operating activities of approximately $29.3 million; and

•	Net borrowings of approximately $17.3 million.

Significant uses of cash for the three months ended March 31, 2005 consisted of the following:

•	Capital expenditures of approximately $54.8 million.

Financial Position

At March 31, 2005, the Company had total debt outstanding of $3,027.0 million, an increase of $17.3 million from year-end 2004. At March 31, 2005, the Company had unused credit facilities of approximately $861 million, all of which could have been borrowed and used for general corporate purposes based on the terms and conditions of the Company’s debt arrangements.

On April 15, 2005, the Company redeemed all of its outstanding 8 1/2% Senior Notes due 2008 (the “Notes”). The redemption price was equal to 101.417% of the outstanding principal amount of the Notes plus accrued interest. The Company funded the redemption with a combination of cash on hand and a $204.0 million borrowing under the revolving credit portion of its credit facilities. On April 15, 2005, after giving effect to the redemption of the Notes, the Company had unused commitments of about $649 million, all of which could have been borrowed and used for general corporate purposes based on the terms and conditions of the Company’s debt arrangements.

On May 3, 2005, the Company refinanced a $496.5 million term loan with a new term loan in the amount of $500.0 million. Borrowings under the new term loan bear interest at a rate that is 0.5% less than the interest rate of the term loan it replaced. The new term loan matures in February 2014 whereas the term loan it replaced had a maturity of September 2010.

As of the date of this press release, approximately 66% of the Company’s total debt is at fixed interest rates or subject to interest rate protection, and the Company’s weighted average cost of debt capital, including interest rate swap agreements, is approximately 6.6%.

Use of Non-GAAP Financial Measures

“OIBDA,” “unlevered free cash flow,” and “free cash flow” are not financial measures calculated in accordance with generally accepted accounting principles (GAAP) in the United States. The Company defines unlevered free cash flow as OIBDA less cash taxes and capital expenditures, and free cash flow as OIBDA less interest expense, net, cash taxes and capital expenditures.

OIBDA is one of the primary measures used by management to evaluate the Company’s performance and to forecast future results. The Company believes OIBDA is useful for investors because it enables them to assess the Company’s performance in a manner similar to the method used by management, and provides a measure that can be used to analyze, value and compare the companies in the cable television industry, which may have different depreciation and amortization policies. A limitation of this measure, however, is that it excludes depreciation and amortization, which represents the periodic costs of certain capitalized tangible and intangible assets used in generating revenues in the Company’s business. Management utilizes a separate process to budget, measure and evaluate capital expenditures.

Unlevered free cash flow and free cash flow are used by management to evaluate the Company’s ability to service its debt and to fund continued growth with internally generated funds. The Company believes unlevered free cash flow and free cash flow are useful for investors because they enable them to assess the Company’s ability to service its debt and to fund continued growth with internally generated funds in a manner similar to the method used by management, and provide measures that can be used to analyze, value and compare companies in the cable television industry. The Company’s definitions of unlevered free cash flow and free cash flow eliminate the impact of quarterly working capital fluctuations, most notably from the timing of semi-annual cash interest payments on the Company’s senior notes. The only difference between the terms unlevered free cash flow and free cash flow is that unlevered free cash flow does not subtract interest expense, net.

OIBDA, unlevered free cash flow and free cash flow should not be regarded as alternatives to either operating income, net income or net loss as indicators of operating performance or to the statement of cash flows as measures of liquidity, nor should they be considered in isolation or as substitutes for financial measures prepared in accordance with GAAP. The Company believes that operating income is the most directly comparable GAAP financial measure to OIBDA, and that net cash flows provided by operating activities is the most directly comparable GAAP financial measure to unlevered free cash flow and free cash flow. Reconciliations of historical presentations of OIBDA, unlevered free cash flow and free cash flow to their most directly comparable GAAP financial measures are provided in Attachment 5.

Company Description

Mediacom Communications is the nation’s 8th largest cable television company and the leading cable operator focused on serving the smaller cities and towns in the United States. Mediacom Communications offers a wide array of broadband products and services, including traditional video services, digital television, video-on-demand, high-definition television, digital video recorders and high-speed Internet access.

Forward-Looking Statements

Any statements in this press release that are not historical facts are forward-looking statements within the meaning of Section 21E of the Securities Exchange Act of 1934, as amended. In some cases, you can identify those forward-looking statements by words such as “may,” “ will,” “should,” “expects,” “plans,” “anticipates,” “believes,” “estimates,” “predicts,” “potential,” or “continues” or the negative of those words and other comparable words. These forward-looking statements are subject to risks and uncertainties that could cause actual results to differ materially from historical results or those the Company anticipates. Factors that could cause actual results to differ from those contained in the forward-looking statements include: competition in the Company’s video, high-speed Internet access and telephone businesses; the Company’s ability to achieve anticipated customer and revenue growth and to successfully introduce new products and services; increasing programming costs; changes in laws and regulations; the Company’s ability to generate sufficient cash flow to meet its debt service obligations and the other risks and uncertainties described in the Company’s annual report on Form 10-K and the other reports and documents the Company files from time to time with the Securities and Exchange Commission. The Company is under no obligation to (and expressly disclaims any such obligation to) publicly update or alter its forward-looking statements made in this press release, whether as a result of new information, future events or otherwise.

Attachments:		Contact:
(1)	Actual Results – Three-Month Periods	Investor Relations
(2)	Consolidated Balance Sheet Data	Matt Derdeyn
(3)	Condensed Statements of Cash Flows	Vice President,
(4)	Capital Expenditure Data	Corporate Finance
(5)	Reconciliation Data	(845) 695-2612
(6)	Calculation – Unlevered Free Cash Flow and Free Cash Flow	Media Relations
(7)	Summary Operating Statistics	Marvin Rappaport
Vice President,
Governmental Relations
(845) 695-2704

(1) Actual Results – Three-Month Periods

MEDIACOM COMMUNICATIONS CORPORATION
Consolidated Statements of Operations
(in thousands, except per share data)
(Unaudited)

	Three Months Ended
	March 31,		Percent
	2005	2004	Change
Video	$209,780	$215,989	(2.9)%
Data	45,025	36,772	22.4
Advertising	11,439	10,678	7.1

Total revenues	$266,244	$263,439	1.1%
Service costs	106,058	101,106	4.9
SG&A expenses	55,938	53,175	5.2
Corporate expenses	5,274	4,891	7.8
Depreciation and amortization	53,925	52,703	2.3

Operating income	$45,049	$51,564	(12.6)%
Interest expense, net	(51,274)	(47,164)	8.7
Gain (loss) on derivatives, net	8,070	(7,551)	NM
Other expense	(2,696)	(2,435)	10.7

Net loss before benefit from (provision for) income taxes	$(851)	$(5,586)	NM
Benefit from (provision for) income taxes	10	(153)	NM

Net loss	$(841)	$(5,739)	NM

Basic and diluted weighted average common shares outstanding	117,861	118,723
Basic and diluted earnings (loss) per share	$(0.01)	$(0.05)

OIBDA (a)	$98,974	$104,267	(5.1)%
OIBDA margin (b)	37.2%	39.6%
Operating income margin (c)	16.9%	19.6%
Unlevered free cash flow (d)	$44,100	$64,345	(31.5)%
Unlevered free cash flow margin (e)	16.6%	24.4%
Free cash flow (f)	$(7,174)	$17,181	NM
Free cash flow per share (g)	(0.06)	0.14

Note: Certain reclassifications have been made to prior period amounts to conform to the current period presentation.

(a)	See Attachment (5) Reconciliation Data for a reconciliation of operating income before depreciation and amortization, or OIBDA, to operating income.

(b)	Represents OIBDA as a percentage of revenues.

(c)	Represents operating income as a percentage of revenues.

(d)	Represents OIBDA less cash taxes and capital expenditures. See Attachment (5) Reconciliation Data for a reconciliation of unlevered free cash flow to net cash flows provided by operating activities.

(e)	Represents unlevered free cash flow as a percentage of revenues.

(f)	Represents unlevered free cash flow less interest expense, net. See Attachment (5) Reconciliation Data for a reconciliation of free cash flow to net cash flows provided by operating activities.

(g)	Represents free cash flow divided by weighted average common shares outstanding.

(2) Consolidated Balance Sheet Data

MEDIACOM COMMUNICATIONS CORPORATION
Consolidated Balance Sheet Data
(in thousands)
(Unaudited)

	March 31,	December 31,
	2005	2004
ASSETS
Cash and cash equivalents	$5,936	$23,875
Investments	1,987	1,987
Accounts receivable, net	54,978	58,253
Prepaid expenses and other assets	25,182	19,781

Total current assets	$88,083	$103,896
Property, plant and equipment, net	1,445,029	1,443,090
Intangible assets, net	2,041,251	2,042,110
Other assets, net	49,151	46,559

Total assets	$3,623,514	$3,635,655

LIABILITIES AND STOCKHOLDERS’ EQUITY
Accounts payable and accrued expenses	$233,134	$261,223
Deferred revenue	39,888	38,707
Current portion of long-term debt	44,592	42,700

Total current liabilities	$317,614	$342,630
Long-term debt, less current portion	2,982,371	2,966,932
Other non-current liabilities	30,230	32,581
Total stockholders’ equity	293,299	293,512

Total liabilities and stockholders’ equity	$3,623,514	$3,635,655

(3) Condensed Statements of Cash Flows

MEDIACOM COMMUNICATIONS CORPORATION
Condensed Statements of Cash Flows
(in thousands)
(Unaudited)

	Three Months Ended
	March 31,
	2005	2004
CASH FLOWS FROM OPERATING ACTIVITIES
Net cash flows provided by operating activities	$29,315	$26,951

CASH FLOWS FROM INVESTING ACTIVITIES
Capital expenditures	(54,789)	(39,841)
Acquisition of cable television systems	—	(3,433)
Other investment activities	—	(299)

Net cash flows used in investing activities	$(54,789)	$(43,573)

CASH FLOWS FROM FINANCING ACTIVITIES
New borrowings	299,000	57,043
Repayment of debt	(281,669)	(71,268)
Proceeds from issuance of common stock in employee stock purchase plan	477	489
Other financing activities — book overdrafts	(10,223)	16,127
Financing costs	(50)	—

Net cash flows from financing activities	$7,535	$2,391

Net decrease in cash and cash equivalents	$(17,939)	$(14,231)

CASH AND CASH EQUIVALENTS, beginning of period	$23,875	$25,815

CASH AND CASH EQUIVALENTS, end of period	$5,936	$11,584

SUPPLEMENTAL DISCLOSURES OF CASH FLOW INFORMATION:

Cash paid during the period for interest, net of amounts capitalized	$70,635	$65,210

Note: Certain reclassifications have been made to prior period amounts to conform to the current period presentation.

(4) Capital Expenditure Data

MEDIACOM COMMUNICATIONS CORPORATION
(in thousands)
(Unaudited)

	Three Months Ended
	March 31,
	2005	2004
Customer premise equipment	$30,381	$11,272
Scalable infrastructure	6,357	12,344
Line extensions	3,303	3,804
Upgrade/Rebuild	9,885	6,219
Support capital	4,863	6,202

Total	$54,789	$39,841

Note: certain reclassifications have been made to prior period amounts to conform to the current period presentation.

(5) Reconciliation Data

MEDIACOM COMMUNICATIONS CORPORATION
Reconciliation of OIBDA to Operating Income
(in thousands)
(Unaudited)

	Three Months Ended
	March 31,
	2005	2004
OIBDA	$98,974	$104,267
Depreciation and amortization	(53,925)	(52,703)

Operating income	$45,049	$51,564

MEDIACOM COMMUNICATIONS CORPORATION
Reconciliation of Unlevered Free Cash Flow and Free Cash Flow
to Net Cash Flows Provided by Operating Activities
(in thousands)
(Unaudited)

	Three Months Ended
	March 31,
	2005	2004
Unlevered free cash flow	$44,100	$64,345
Interest expense, net	(51,274)	(47,164)

Free cash flow	$(7,174)	$17,181
Capital expenditures	54,789	39,841
Other expenses	(788)	(872)
Change in assets and liabilities, net	(17,512)	(29,199)

Net cash flows provided by operating activities	$29,315	$26,951

(6) Calculation – Unlevered Free Cash Flow and Free Cash Flow

MEDIACOM COMMUNICATIONS CORPORATION
(in thousands)
(Unaudited)

	Three Months Ended
	March 31,
	2005	2004
OIBDA	$98,974	$104,267
Cash taxes	(85)	(81)
Capital expenditures	(54,789)	(39,841)

Unlevered free cash flow	$44,100	$64,345
Interest expense, net	(51,274)	(47,164)

Free cash flow	$(7,174)	$17,181

(7) Summary Operating Statistics

MEDIACOM COMMUNICATIONS CORPORATION

	Actual	Actual	Actual
	March 31,	December 31,	March 31,
	2005	2004	2004
Estimated Homes Passed	2,794,000	2,785,000	2,766,000

Revenue Generating Units (RGUs):
Basic subscribers	1,461,000	1,458,000	1,533,000
Digital customers	430,000	396,000	372,000
Data customers	407,000	367,000	302,000

Total RGUs	2,298,000	2,221,000	2,207,000
Quarterly net RGU additions	77,000	28,000	1,000
RGU Penetration (a)	82.2%	79.7%	79.8%
Average monthly revenue per RGU (b)	$39.28	$40.05	$39.80

Video
Basic subscribers	1,461,000	1,458,000	1,533,000
Quarterly net basic subscriber additions (losses)	3,000	(3,000)	(10,000)
Basic penetration (c)	52.3%	52.4%	55.4%
Digital customers	430,000	396,000	372,000
Quarterly net digital customer additions (losses)	34,000	14,000	(11,000)
Digital penetration (d)	29.4%	27.2%	24.3%
Average monthly video revenue per basic subscriber (e)	$47.91	$47.40	$46.81

Data
Data customers	407,000	367,000	302,000
Quarterly net data customer additions	40,000	17,000	22,000
Data penetration (f)	14.6%	13.2%	10.9%
Average monthly data revenue per data customer (g)	$38.78	$38.96	$42.12

Average monthly revenue per basic subscriber (h)	$60.81	$60.56	$57.10
Customer Relationships (i)	1,501,000	1,495,000	1,562,000

Note:	Certain reclassifications have been made to prior period amounts to conform to the current period presentation.

(a)	Represents RGUs as a percentage of estimated homes passed.

(b)	Represents average monthly revenues for the last three months of the period divided by average RGUs for such period.

(c)	Represents basic subscribers as a percentage of estimated homes passed.

(d)	Represents digital customers as a percentage of basic subscribers.

(e)	Represents average monthly video revenues for the last three months of the period divided by average basic subscribers for such period.

(f)	Represents data customers as a percentage of estimated homes passed.

(g)	Represents average monthly data revenues for the last three months of the period divided by average data customers for such period.

(h)	Represents average monthly revenues for the last three months of the period divided by average basic subscribers for such period.

(i)	The total number of customers who receive at least one level of service on a direct basis, encompassing video and data services, without regard to which service(s) customers purchase.

END OF FILING